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                               SCHEDULE 4.4

1.  Lawsuit styled ROBERT HALL, ET AL., V. MAGIC CIRCLE ENERGY
    CORPORATION, ET AL., Adversary Proceeding, Case No. 94-1365LN (other case numbers assigned to this case as a result of apparent court clerk error), in the United States Bankruptcy Court for the Western District of Oklahoma.

2. Lawsuit styled ROBERT HALL V. MAGIC CIRCLE ENERGY CORPORATION, ET AL, Case No. CJ-96-791-63, in the District Court of Oklahoma County, Oklahoma.

3. Lawsuit styled MAGIC CIRCLE ENERGY CORPORATION, ET AL., V. DAVID W. PREHN AND ELLIS & PREHN, P.C., Case No. 96-1212-B, in the District Court of Nueces County, Texas.

4. Lawsuit styled STROMBERG V. CARLTON RESOURCES CORPORATION, case no. CJ-97-8039 in the district court of Oklahoma County, Oklahoma.

5. The attorney representing Stromberg in #4 above also asserted a claim against Carlton on behalf of Stromberg's son-in-law, Jeff Basch, on the basis of an alleged agreement to employ him.

    With respect to the related matters at 1 and 2 above (the "Hall Litigation"), Sellers and Buyer have agreed as follows:

    A. "Subject Amount" means the sum of all costs and expenses, including judgments, settlement payments, attorneys' fees, court costs, expert witness fees and other litigation expenses incurred by both Sellers and Buyer in conjunction with the defense, handling, settlement, trial, appeal or other proceedings in or relating to the Hall Litigation subsequent to the Closing Date and prior to final resolution thereof.

    B. Sellers and Buyer (or the Company) will each pay one-half of the Subject Amount to the extent of the first $100,000 so incurred.

    C. Sellers will indemnify and hold harmless Buyer from and with respect to the entire Subject Amount to the extent the Subject Amount exceeds $100,000. This indemnity is independent of the indemnification provisions in Section 14.11.

    D. Sellers shall be entitled to receive and retain the full amount of any recovery in favor of the Company against the plaintiff in the Hall Litigation to the extent such recovery exceeds the portion of the Subject Amount paid by Buyer or the Company.